EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aebi Schmidt Holding AG of our report dated March 19, 2026 relating to the financial statements, which appears in Aebi Schmidt Holding AG’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
May 21, 2026